Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Corsair Gaming, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	4,265,554(2)	$6.76(3)	$28,835,145.04	$0.0001381	$3,982.14
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	1,066,388(4)	$5.75(5)	$6,131,731.00	$0.0001381	$846.80
Total Offering Amounts					$34,966,876.04		$4,828.94
Total Fee Offsets(6)							$ —
Net Fee Due							$4,828.94

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2020 Incentive Award Plan (the “2020 Plan”) and the 2020 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2) Represents the additional shares of common stock available for future issuance under the Registrant’s 2020 Plan resulting from an annual increase as of January 1, 2026.

(3) This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share for shares available for future grant under the 2020 Plan is the average of the high and low prices for the registrant’s common stock as reported on the Nasdaq Global Select Market on April 30, 2026, which was $6.76.

(4) Represents the additional shares of common stock available for future issuance under the Registrant’s ESPP resulting from an annual increase as of January 1, 2026.

(5) This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share for shares available for future grant under the ESPP is $5.75, which represents the average of the high and low prices for the registrant’s common stock as reported on the Nasdaq Global Select Market on April 30, 2026, multiplied by 85%, which is the percentage of the price per share applicable to purchase under the ESPP.

(6) The Registrant does not have any fee offsets.